Exhibit 99.1

Pinnacle Acquisition Corporation Announces Pricing of $200 Million Initial Public Offering

Palm Beach, FL, Aug. 06, 2026 (GLOBE NEWSWIRE) -- Pinnacle Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “PNAQ.U” beginning August 7, 2026. Each unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one-eighth (1/8) of one Class A ordinary share upon the consummation of an initial business combination. The Class A ordinary shares and rights comprising the units are expected to begin separate trading no later than the 52nd day following this date. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on the NYSE under the symbols “PNAQ” and “PNAQ.RT,” respectively.

Santander and CIBC Capital Markets are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602; and CIBC Capital Markets, 300 Madison Avenue, 8th Floor, New York, NY 10017, Attention: ECM Syndicate, by email at Mailbox.USProspectus@cibc.com.

A registration statement relating to the securities became effective on August 6, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on August 10, 2026, subject to customary closing conditions.

About Pinnacle Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

While the Company may pursue a business combination in any business or industry, it intends to focus its efforts on businesses with growth platforms, strong management teams and opportunities to drive value creation such as the ability to pursue further accretive acquisitions or capital structure optimization that can benefit from the business expertise of its Chief Executive Officer and Chairman, Steven K. Hudson, and its Chief Financial Officer, Jack Schneider. Andrew Rechtschaffen, Paul Stoyan, Karen Martin and Harry Brandler will be serving as board members.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Jack Schneider
Chief Financial Officer
(561) 309-3447